Exhibit 15.1

VivoPower International PLC

Blackwell House

Guildhall Yard

London

EC2V 5AE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form F-1 of VivoPower International plc filed with the Securities and Exchange Commission (the “SEC”) on or around October 30, 2025, of the reference to our report dated December 19, 2024 relating to the financial statements of VivoPower International plc, which appears in this Form 20-F.

We also consent to the reference to us under the heading “Experts” in such Annual Report

Sincerely,

Daniel Hutson, on behalf of

PKF Littlejohn LLP

London, England

October 30, 2025

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member ﬁrms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent ﬁrm(s).	PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com